For more information, contact:

Katharine Raymond

Investor Relations Coordinator

Acxiom Corporation

(501) 342-1321

EACXM

Acxiom® Comments on Published News Reports

LITTLE ROCK, Ark. – October 1, 2007 - Today, Acxiom® (NASDAQ: ACXM; www.Acxiom.com) announced that it expects improved revenue, income from operations and net income in its second fiscal quarter ended September 30, 2007 compared to its first fiscal quarter ended June 30, 2007.

As previously announced, Acxiom’s revenue in the first quarter was $338.2 million; its income from operations was $4.1 million and its net income was a loss of $11.5 million. The diluted loss per share of $.15 included the impact of $20.6 million or $.24 per diluted share, in unusual expense items, net of income tax effect.

The unusual items in the first quarter included costs related to the then-pending transaction with Silver Lake and ValueAct Capital of $15.1 million, which were non-deductible for tax purposes, and $5.5 million predominantly related to the write-off of certain long-term assets related to an amended contract. These items reduced first-quarter net income by approximately $18.5 million and diluted earnings per share by $.24.

Charles D. Morgan, Acxiom Company Leader and Chairman of the Board stated, “Our forecast for the second half of the fiscal year is for improved results compared to the first half of the year. Also, I should note that the $65 million we expect to receive related to the termination of the merger agreement will be substantially more than any one-time expenses related to the merger agreement.”

Morgan concluded, “Acxiom is a leader in database marketing services and data products. Our technology, solid financial position, strong client relationships and dedicated associates will ensure that we remain the market leader.”

The Company plans to announce second quarter financial results on October 24, 2007.

About Acxiom Corporation

Acxiom Corporation (NASDAQ: ACXM) integrates data, services and technology to create and deliver customer and information management solutions for many of the largest, most respected companies in the world. The core components of Acxiom's innovative solutions are Customer Data Integration (CDI) technology, data, database services, IT outsourcing, consulting and analytics, and privacy leadership. Founded in 1969, Acxiom is headquartered in Little Rock, Ark., with locations throughout the United States and Europe, and in Australia, China, and Canada. For more information, visit www.acxiom.com.

This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially. Such statements may include but are not necessarily limited to the following: that we expect to remain focused on improving operating results; that the Company’s revenue, income from operations and net income will improve in the second quarter compared to its first fiscal quarter; and that the Company’s results for the second half of the fiscal year will be improved compared to the first half of the year. The following are important factors, among others, that could cause actual results to differ materially from these forward-looking statements: The possibility that certain contracts may not be closed, or may not be closed within the anticipated time frames; the possibility that clients may attempt to reduce the amount of business they do with the Company; the possibility that in the event of a change of control of the Company that certain of the clients of the Company would invoke certain provisions in their contracts resulting in a decline in the revenue and profit of the Company; the possibility that certain contracts may not generate the anticipated revenue or profitability; the possibility that negative changes in economic or other conditions might lead to a reduction in demand for our products and services; the possibility of an economic slowdown or that economic conditions in general will not be as expected; the possibility that the historical seasonality of our business may change; the possibility that significant customers may experience extreme, severe economic difficulty; the possibility that the integration of acquired businesses may not be as successful as planned; the possibility that the fair value of certain of our assets may not be equal to the carrying value of those assets now or in future time periods; the possibility that sales cycles may lengthen; the possibility that we may not be able to attract and retain qualified technical and leadership associates, or that we may lose key associates to other organizations; the possibility that we won’t be able to properly motivate our sales force or other associates; the possibility that we won’t be able to achieve cost reductions and avoid unanticipated costs; the possibility that we won’t be able to continue to receive credit upon satisfactory terms and conditions; the possibility that competent, competitive products, technologies or services will be introduced into the marketplace by other companies; the possibility that we may be subjected to pricing pressure due to market conditions and/or competitive products and services; the possibility that there will be changes in consumer or business information industries and markets that negatively impact the Company; the possibility that changes in accounting pronouncements may occur and may impact these projections; the possibility that we won’t be able to protect proprietary information and technology or to obtain necessary licenses on commercially reasonable terms; the possibility that we may encounter difficulties when entering new markets or industries; the possibility that there will be changes in the legislative, accounting, regulatory and consumer environments affecting our business, including but not limited to litigation, legislation, regulations and customs relating to our ability to collect, manage, aggregate and use data; the possibility that data suppliers might withdraw data from us, leading to our inability to provide certain products and services; the possibility that we may enter into short-term contracts which would affect the predictability of our revenues; the possibility that the amount of ad hoc, volume-based and project work will not be as expected; the possibility that we may experience a loss of data center capacity or interruption of telecommunication links or power sources; the possibility that we may experience failures or breaches of our network and data security systems, leading to potential adverse publicity, negative customer reaction, or liability to third parties; the possibility that postal rates may increase, thereby leading to reduced volumes of business; the possibility that our clients may cancel or modify their agreements with us; the possibility that we will not successfully complete customer contract requirements on time or meet the service levels specified in the contracts, which may result in contract penalties or lost revenue; the possibility that we experience processing errors which result in credits to customers, re-performance of services or payment of damages to customers; the possibility that the services of the United States Postal Service, their global counterparts and other delivery systems may be disrupted; and the possibility that we may be affected by other competitive factors.

Other factors are detailed from time to time in our periodic reports and registration statements filed with the United States Securities and Exchange Commission. We believe that we have the product and technology offerings, facilities, associates and competitive and financial resources for continued business success, but future revenues, costs, margins and profits are all influenced by a number of factors, including those discussed above, all of which are inherently difficult to forecast.

We undertake no obligation to update the information contained in this press release or any other forward-looking statement.

Acxiom is a registered trademark of Acxiom Corporation.

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